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1999 Bryan Street, Suite 1200 Dallas, Texas 75201 United States T +1.214.638.0145 F +1.214.638.0447 www.jacobs.com

January 10, 2023

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

Subject:	Jacobs: Report Feedback Statement – Glass Lewis Research published on January 3, 2023

We appreciate the opportunity to participate in Glass Lewis’ Report Feedback Statement Service.

At Jacobs, we live inclusion. Our commitment to a diverse and inclusive workplace begins with our Board of Directors. Diversity is an important consideration in the director nomination process because the Board of Directors believes that individuals of broad diversity can contribute different perspectives while collaborating to further Jacobs’ strategy and mission.

Since 2019, our Nominating and Corporate Governance (Nom & Gov) Committee has led a robust Board refreshment process, which resulted in the nomination of six new diverse directors for election to our Board to enhance the mix of diversity represented in terms of gender, race, culture, age and experience. Currently, the Board of Directors is comprised of 10 members, 30% of whom are female. In connection with Mr. Pragada’s promotion to Chief Executive Officer of Jacobs, the Board made the determination that the value of including the perspectives of both Mr. Demetriou, our outgoing CEO who will remain the Chair of the Board, and Mr. Pragada on the Board far outweighed the slight decrease in gender diversity (from 30% to 27.3%) that resulted from increasing the size of the Board from 10 to 11 members, particularly in light of Mr. Pragada’s own diverse background. If all director nominees are elected, 55% of the Board will be comprised of diverse directors (up from 50% before Mr. Pragada’s nomination) in terms of gender, race and ethnicity, with 27% of the Board comprised of veterans, a key element of Jacobs’ definition of diversity.

General Eberhart has been key member of the Nom & Gov Committee through Jacobs’ recent Board refreshment process, first as a member and currently as its Chair. Drawing on his vast experience serving in executive leadership positions in the United States Department of Defense, United States Air Force, and corporate private sector, he has been a steadfast proponent of inclusion and diversity at the Board level and across the broader Jacobs organization. General Eberhart’s background and experience bring valuable insight and expertise to the Board, given both his work in the defense and intelligence sectors and his deep leadership doctrine.

The Board of Directors reiterates its unanimous recommendation that shareholders vote FOR each director nominee, including General Eberhart.

Yours sincerely

Christopher M.T. Thompson
Lead Independent Director

Jacobs Solutions Inc.